EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			14-015

Date: October 20, 2014	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports Third Quarter 2014 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $75.6 million, or $0.71 per diluted share, for the third quarter of 2014 compared to net income of $44.6 million, or $0.42 per diluted share, for the same period in 2013 and net income of $57.8 million, or $0.55 per diluted share, in the second quarter of 2014. Net income for the nine months ended September 30, 2014 was $187.1 million, or $1.77 per diluted share, compared with net income of $73.4 million, or $0.69 per diluted share, for the nine months ended September 30, 2013.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We executed at a high level in the third quarter for both the Well Intervention and the Robotics businesses. This quarter’s results reflect the strong demand for our services and the earnings ability of our existing asset base. As previously forecasted, the fourth quarter’s earnings are expected to decline as a result of two of our Well Intervention vessels – the Skandi Constructor and the Seawell – entering dry dock, as well as normal seasonal factors in the Robotics business.”

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Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2014	9/30/2013	6/30/2014	9/30/2014	9/30/2013
Revenues	$340,837	$220,117	$305,587	$899,996	$649,724

Gross Profit	$126,247	$69,457	$109,138	$311,231	$189,521
	37%	32%	36%	35%	29%

Net Income Applicable to Common Shareholders
Income from continuing operations	$75,586	$44,549	$57,782	$187,087	$72,346
Income from discontinued operations	-	44	-	-	1,073
Total	$75,586	$44,593	$57,782	$187,087	$73,419

Diluted Earnings Per Share
Income from continuing operations	$0.71	$0.42	$0.55	$1.77	$0.68
Income from discontinued operations	-	-	-	-	0.01
Total	$0.71	$0.42	$0.55	$1.77	$0.69

Adjusted EBITDA from continuing operations	$137,097	$70,198	$109,050	$338,648	$186,762

Segment Information, Operational and Financial Highlights

(in thousands, unaudited)

	Three Months Ended
	9/30/2014	9/30/2013	6/30/2014
Revenues:
Well Intervention	$205,139	$114,238	$181,218
Robotics	131,707	90,370	119,704
Subsea Construction	-	4,120	-
Production Facilities	24,184	24,366	24,049
Intercompany Eliminations	(20,193)	(12,977)	(19,384)
Total	$340,837	$220,117	$305,587

Income from Operations:
Well Intervention	$80,789	$33,544	$64,775
Robotics	28,397	16,166	21,877
Subsea Construction	41	(498)	145
Production Facilities	11,284	14,136	10,459
Gain (Loss) on Disposition of Assets	-	15,812	(1,078)
Corporate / Other	(14,283)	(16,522)	(17,467)
Intercompany Eliminations	103	21	45
Total	$106,331	$62,659	$78,756

Business Segment Results

o
Well Intervention revenues increased 13% in the third quarter of 2014 from revenues in the second quarter of 2014, primarily due to the successful well intervention project completed in Canadian waters with the Skandi Constructor. Overall, our North Sea well intervention fleet utilization was 99% in the third quarter of 2014 compared to 100% in the second quarter of 2014. Vessel utilization for the Q4000 in the Gulf of Mexico was slightly down – 89% utilization in the third quarter of 2014 compared to 90% in the second quarter of 2014 – due to thruster repairs. The H534 was at 100% utilization for the second consecutive quarter. The spare rental intervention riser system (IRS no. 2) was on-hire for the entire third quarter of 2014, with 16 more days at operating rates than the second quarter of 2014.

o
Robotics revenues increased 10% in the third quarter of 2014 from revenues in the second quarter of 2014. Overall vessel and asset utilization remained flat, quarter over quarter; the increase in spot vessel days was the primary driver in higher revenue and gross profit for the quarter. Spot vessel utilization for the third quarter increased by 36 days (197 days total) over the second quarter of 2014.

Other Expenses

o
Selling, general and administrative expenses were 5.8% of revenue in the third quarter of 2014, 9.6% of revenue in the second quarter of 2014 and 10.3% in the third quarter of 2013. Our second quarter 2014 expense included $5.2 million of charges associated with the provision for uncertain collection of a portion of our existing trade receivables related to our Robotics segment.

o
Net interest expense and other decreased to $3.3 million in the third quarter of 2014 from $4.5 million in the second quarter of 2014. Net interest expense decreased by $0.7 million, while there was a $0.6 million gain in other expense in the third quarter of 2014. Other expense reflects foreign exchange fluctuations in our non-U.S. dollar functional currencies.

Financial Condition and Liquidity

o
Our total liquidity at September 30, 2014 was approximately $1.1 billion, consisting of $547 million in cash and cash equivalents and $583 million in unused capacity under our revolver. Consolidated net debt at September 30, 2014 was $7 million. Net debt to book capitalization at September 30, 2014 was less than 1%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $68 million in the third quarter of 2014, compared to $105 million in the second quarter of 2014 and $176 million in the third quarter of 2013.

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Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its third quarter 2014 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Tuesday, October 21, 2014, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-616-7436 for persons in the United States and 1-303-223-2694 for international participants. The passcode is "Tripodo". A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDA from continuing operations, net debt and net debt to book capitalization. We calculate Adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes, depreciation and amortization. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net revenues	$340,837	$220,117	$899,996	$649,724
Cost of sales	214,590	150,660	588,765	460,203
Gross profit	126,247	69,457	311,231	189,521
Loss on commodity derivative contracts	-	-	-	(14,113)
Gain on disposition of assets, net	-	15,812	10,418	14,727
Selling, general and administrative expenses	(19,916)	(22,610)	(69,614)	(65,041)
Income from operations	106,331	62,659	252,035	125,094
Equity in earnings of investments	508	857	709	2,150
Other income - oil and gas	1,837	1,681	15,709	5,781
Net interest expense and other	(3,258)	(12,791)	(13,085)	(42,236)
Income before income taxes	105,418	52,406	255,368	90,789
Income tax provision	29,832	7,058	67,778	16,078
Net income from continuing operations	75,586	45,348	187,590	74,711
Income from discontinued operations, net of tax	-	44	-	1,073
Net income, including noncontrolling interests	75,586	45,392	187,590	75,784
Less net income applicable to noncontrolling interests	-	(799)	(503)	(2,365)
Net income applicable to Helix	$75,586	$44,593	$187,087	$73,419

Weighted Avg. Common Shares Outstanding:
Basic	104,997	105,029	105,038	105,036
Diluted	105,338	105,136	105,374	105,152

Basic earnings per share of common stock:
Continuing operations	$0.72	$0.42	$1.77	$0.68
Discontinued operations	-	-	-	0.01
Net income per share of common stock	$0.72	$0.42	$1.77	$0.69

Diluted earnings per share of common stock:
Continuing operations	$0.71	$0.42	$1.77	$0.68
Discontinued operations	-	-	-	0.01
Net income per share of common stock	$0.71	$0.42	$1.77	$0.69

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sep. 30, 2014	Dec. 31, 2013	(in thousands)	Sep. 30, 2014	Dec. 31, 2013
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$546,529	$478,200	Accounts payable	$117,280	$72,602
Accounts receivable, net	208,195	184,165	Accrued liabilities	85,969	96,482
Current deferred tax assets	26,342	51,573	Income tax payable	25,588	760
Other current assets	48,006	29,709	Current maturities of L-T debt (1)	24,394	20,376
Total Current Assets	829,072	743,647	Total Current Liabilities	253,231	190,220

Property & equipment, net	1,640,187	1,532,217	Long-term debt (1)	529,281	545,776
Equity investments	152,588	157,919	Deferred tax liabilities	267,409	265,879
Goodwill	62,839	63,230	Other non-current liabilities	17,592	18,295
Other assets, net	60,270	47,267	Shareholders' equity (1)	1,677,443	1,524,110
Total Assets	$2,744,956	$2,544,280	Total Liabilities & Equity	$2,744,956	$2,544,280

(1) Net debt to book capitalization - 0.4% at September 30, 2014. Calculated as total debt less cash and equivalents ($7,146)
divided by sum of total net debt and shareholders' equity ($1,684,589).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Nine Months Ended September 30, 2014

Earnings Release:

Reconciliation From Net Income from Continuing Operations to Adjusted EBITDA:
				Nine Months
	3Q14	3Q13	2Q14	2014	2013
	(in thousands)

Net income from continuing operations	$75,586	$45,348	$57,782	$187,590	$74,711
Adjustments:
Income tax provision	29,832	7,058	17,529	67,778	16,078
Net interest expense and other	3,258	12,791	4,534	13,085	42,236
Depreciation and amortization	28,421	21,850	28,127	81,274	71,542
EBITDA from continuing operations	137,097	87,047	107,972	349,727	204,567
Adjustments:
Noncontrolling interests	-	(1,037)	-	(661)	(3,078)
(Gain) loss on disposition of assets, net	-	(15,812)	1,078	(10,418)	(14,727)
Adjusted EBITDA from continuing operations	$137,097	$70,198	$109,050	$338,648	$186,762

We calculate adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes and depreciation and amortization. This non-GAAP measure is useful to investors and other internal and external users of our financial statements in evaluating our operating performance because it is widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.